UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):                                               January 4, 2010

GLG Partners, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33217	20-5009693

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

399 Park Avenue, 38th Floor New York, New York 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code:                                    (212) 224-7200

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                 Effective January 1, 2010, the base salaries of Noam Gottesman, Chairman and Co-Chief Executive Officer of GLG Partners, Inc. (the “Company”), Emmanuel Roman, Co-Chief Executive Officer of the Company, and Pierre Lagrange, Senior Managing Director of the GLG Partners LP subsidiary of the Company, which had been voluntarily temporarily decreased between April 1 and December 31, 2009 at the request of the executives, were restored to their pre-April 1, 2009 levels under each of the employment agreements, as amended March 24, 2009, with the Company and/or certain of its subsidiaries, except as described below. For each executive, the aggregate base salary under all of such executive’s employment agreements with the Company and/or the subsidiaries at the restored levels is $1 million annually. The salary restorations were pursuant to the terms of the employment agreements of Messrs. Gottesman, Roman and Lagrange previously disclosed. However, on January 4, 2010, the employment agreements between Mr. Gottesman and each of the Company and GLG Partners LP were further amended to reallocate between the two agreements his restored annual base salary effective January 1, 2010 from $400,000 and $400,000, respectively, to $600,000 and $200,000, respectively.

                 Attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference are copies of the letter agreements with Mr. Gottesman amending his employment agreements with each of the Company and GLG Partners LP.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Letter Agreement dated January 4, 2010 between the Company and Noam Gottesman.
10.2	Letter Agreement dated January 4, 2010 between GLG Partners LP and Noam Gottesman.

SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLG PARTNERS, INC.
By:	/s/ Jeffrey M. Rojek

Jeffrey M. Rojek Chief Financial Officer

Date: January 5, 2010

EXHIBIT INDEX
Exhibit Number	Description
10.1	Letter Agreement dated January 4, 2010 between the Company and Noam Gottesman.
10.2	Letter Agreement dated January 4, 2010 between GLG Partners LP and Noam Gottesman.